UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 10, 2003
(Date of earliest event reported)

The Manitowoc Company, Inc.
 (Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices including zip code)

(920) 684-4410
(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Conditions.

This information is being furnished pursuant to Item 12(a) of Form 8-K

The attached release indicates that the company expects second quarter earnings per share to be in the range of $0.30 to $0.35 per share, excluding special charges, and the company expects full year earnings per share to be in the range of $0.80 to $1.00, excluding special charges. The company also indicated its intent to record special charges of $15 to $20 million principally for consolidation, restructuring and other actions. The majority of these charges are expected in the second quarter with the remainder throughout the second half of 2003. The company is in the process of finalizing the amount of the second quarter charges. If, for example, $8 million of special charges are recorded in the second quarter and an additional $7 million of special charges are recorded in the second half of 2003, then second quarter earnings per share, including special charges, would be in the range of $0.10 to $0.15, and full year earnings per share, including special charges, would be in the range of $0.40 to $0.60.

The company believes that the disclosure of the expected second quarter and full year earnings per share excluding special charges is useful to investors in order to provide a comparison to the average published analysts' estimates for those periods, which estimates do not include special charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: July 11, 2003	/s/ Timothy M. Wood
Timothy M. Wood
Vice President & Chief Financial Officer

THE MANITOWOC COMPANY, INC.

EXHIBIT INDEX

TO

FORM 8-K CURRENT REPORT

Dated as of July 10, 2003

Exhibit No.	Description	Filed Herewith

99.1	Press Release dated July 10, 2003.	X